SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 9, 2005
Inco Limited
(Exact name of Registrant as specified in its charter)

Canada	1-1143	98-0000676
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	file number)	Identification Number)
145 King Street West, Suite 1500
Toronto, Ontario M5H 4B7
(Address of Principal Executive Offices)
Company’s telephone number, including area code: (416) 361-7511
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(b)	Farokh S. Hakimi, Executive Vice-President and Chief Financial Officer of Inco Limited (the “Company”), will be resigning from this position with the Company as well as all other positions he holds with subsidiaries of the Company effective November 1, 2005. Pursuant to the agreement between the Company and Mr. Hakimi effective as of December 3, 2002, as described under “Termination of Employment and Change in Control Arrangements” in the Company’s Proxy Circular and Statement covering the Annual and Special Meeting of Shareholders of the Company held on April 20, 2005, Mr. Hakimi’s separation from the Company will constitute a termination of employment and he will, accordingly, be receiving certain severance payments and other benefits for a 36-month period beginning after the effective date of his resignation.
(c)	(1)	As reflected in the press release issued by the Company on August 9, 2005, filed as an Exhibit to this Report, Mr. Robert D.J. Davies has been appointed as Executive Vice-President and Chief Financial Officer of the Company, effective November 1, 2005. There are no agreements between Mr. Davies and any other person employed by or affiliated with the Company pursuant to which Mr. Davies was selected as an officer of the Company.
(2)	Mr. Davies, who is currently 55 years of age, has served as Chief Financial Officer of Alumina Limited, the 40 per cent partner in the Alcoa World Alumina and Chemicals (AWAC) business, since Alumina Limited was formed as a separate publicly-traded Australian company (having American Depository Shares traded on the New York Stock Exchange) as a result of the December 2002 demerger of WMC Limited. Alumina Limited’s reported total assets were approximately Aus. $1.9 billion as of June 30, 2005 and its reported net profit for the six months ended June 30, 2005 was approximately Aus. $163 million. From 1997 until December 2002, Mr. Davies served as General Manager, Treasury and Tax, for WMC Limited, responsible for treasury, tax investor relations and risk management for this company. WMC Limited’s reported revenues for its last full year ended December 31, 2001 prior to its December 2002 demerger were approximately Aus. $2.35 billion and its reported total assets as of the end of 2001 were approximately Aus. $10 billion.

(3)	Mr. Davies will be entering into the same termination of employment and change in control agreements with the Company as those described for senior officers of the Company under “Termination of Employment and Change in Control Arrangements” in the Company’s Proxy Circular and Statement for its Annual and Special Meeting of Shareholders held on April 20, 2005. The forms of such agreements are included as exhibits to the Company’s Annual Report on Form 10-K for the year ended

December 31, 2004. Under these agreements he will be entitled, in the event of (i) an involuntary termination of employment (except for cause) or resignation under circumstances making such resignation not wholly voluntary (“Good Cause Resignation”) or (ii) an involuntary termination of employment (except for cause) or a Good Cause Resignation within two years following a change in control of the Company (as defined in the agreements), to continue to receive salary and certain other payments and benefits (including payments to which he would be entitled under certain incentive plans as a result of a change in control and participation in medical, insurance and certain other benefit plans) for a severance period not exceeding 36 months, and to exercise for a period of up to five years any vested or unvested share options outstanding as of the date of an involuntary termination of employment or Good Cause Resignation. These agreements also provide that, during the severance period, he would continue to receive applicable age and service credits under the Company’s non-qualified retirement plans but such retirement benefits would generally not be payable until the expiration of such severance period, and would also be entitled to certain gross up payments in respect of certain U.S. excise taxes, if applicable, payable under these agreements as a result of an involuntary termination or Good Cause Resignation following a change in control under (ii) above. These rights are in lieu of any rights which he would have had at common law and are in addition to rights which he may have upon an involuntary termination of employment pursuant to other benefit plans (other than severance plans) of the Company.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INCO LIMITED
By:	/s/ Stuart F. Feiner
Stuart F. Feiner
Executive Vice-President General Counsel and Secretary

Date: August 9, 2005

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Page
     (1)     Exhibit 99
               (99.1)     Inco Limited press release dated August 9, 2005.

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